Exhibit 99.02

Cepheid

Q2 2015 Conference Call and Webcast Script

2:00 p.m. Pacific Time

July 23, 2015

Operator

Good day, ladies and gentlemen. Welcome to the Cepheid 2015 second-quarter conference call.

(Operator Instructions)

I would now like to introduce sales-based conference call Ms. Jacquie Ross. You may begin, ma’am.

Jacquie Ross - Cepheid - VP of IR

Thank you, Kevin. Good afternoon and welcome to Cepheid’s 2015 second-quarter conference call. On the call today are John Bishop, Chairman and Chief Executive Officer, Ilan Daskal, Deputy Chief Financial Officer and Dan Madden our Corporate Controller.

Today’s conference call is being broadcast live to an audio webcast and a replay of the call will be available later today www.Cepheid.com. Once again, we have published a summary of our prepared remarks ahead of today’s call. This summary is available on the IR homepage of our website and on request from investor relations.

During today’s call, Cepheid will make for forward looking statements including guidance as to future operating results. Because such statements deal with future events, actual results may differ materially from those projected in the future looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements can be found in Cepheid’s annual report on form 10-K, Form 10-Q and other filings with the US Securities and Exchange Commission, as well as in today’s press release.

The forward-looking statements including guidance provided during this call are valid only of today’s date, July 23, 2015 and Cepheid assumes no obligation to publicly update these forward-looking statements. During the call Cepheid will discuss non-GAAP financial measures. These non-GAAP measures are not prepared in accordance with generally accepted accounting principles. A reconsolidation of the non-GAAP financial measures to the most direct comparable measures can be found in today’s press release made available on our website. With that, I’d like to turn the call over to Cepheid’s Chairman and Chief Executive Officer, John Bishop.

John Bishop - Cepheid - Chairman & CEO

Good afternoon, everyone and thank you for joining us for a review of our second quarter results, which once again demonstrated industry leading growth rates driving by global adoption of our GeneXpert system and the associated menu of Xpert tests.

Second quarter highlights included first, total revenue growth of 14% to $132.5 million. Second, total commercial clinical revenue of $100.8 million, up 24% or almost $20 million from the same quarter last year; and, third, another very strong quarter of menu execution with the CEIVD releases of HIV qualitative and HCV viral load, the World Health Organization’s inclusion of our Ebola test on its procurement list and the submission of our CLIA-waived Xpert Flu/RSV test to the FDA.

Our GeneXpert system install base is fast approaching 9,000, with an additional 582 systems placed during the second quarter. In North America, we placed 43 systems, including five Infinitys, two of which went to VA customers. Of the 43 systems, 34 went to new customers and nine went to existing customers adding incremental systems. Not included in the system count, 17 existing customers purchased additional modules to expand testing capability on their current GeneXpert systems.

Internationally we placed 227 commercial systems, including three Infinitys. Placements included 96 systems to three distributors in China, marking the initiation of a more robust commercial activity in that geography. Building on the previously approved GeneXpert system at Xpert MTB/RIF test, the GeneXpert System Infinity 80 was approved by the Chinese regulatory authority during the second quarter. And we are targeting three additional Xpert test approvals and 2016 including, C. diff/SA complete and flu.

As you might ask what for our initial distributor systems in China, these systems were smaller, four modules or less, and were offered at a discount to the distributors bringing down the overall GeneXpert system ASP in the quarter. It is worth noting that even excluding these 96 systems, it was a very strong quarter for commercial placements internationally; in fact, the highest ever for a second quarter.

Including the large distributor orders, we placed 270 commercial systems in the second quarter, bringing the cumulative total to 4,743. In HBDC, we placed 312 additional systems, bringing the cumulative HBDC total to 4,160 and the global total to 8,903.

Commercial clinical reagents grew 23% from the same quarter of last year to $85.9 million, driven by growth in sexual health, HAIs, and critical infectious disease in that order. We are clearly establishing ourselves in the sexual health testing market, particularly outside the US where our portfolio now includes CT/NG, trichomonas, HPV and GBS.

Xpert GBS was a strong contributor to year-over-year growth, driven in large part by our sizable reference lab customer in the US, although we continue to see good adoption of the test more broadly. Xpert CT/NG was our fastest growing test in terms of dollars in the commercial portfolio. And we now count almost 600 customers in the US and 350 customers in our direct markets internationally.

The market for trichomonas remains in the early stages of development; however, the 2015 STD guidelines, published by the CDC in June should promote broader testing activities. In summary, these guidelines recommend NAT-based trichomonas testing for both symptomatic and high-risk asymptomatic patients for the first time. While our test is already commercially available, outside of the US we are targeting US launch in the fourth quarter.

Xpert Trichomonas is expected to be the only FDA-approved test for both male and female samples. So our product looks to be well positioned relative to the new guidelines.

With the broadest HAI test portfolio on the market, our HAI franchise was once again a strong contributor to our dollar growth with Xpert C. diff growing in the double digits and Xpert MRSA growing in the single digits. Overall, we delivered record HAI revenue and continue to expect growth in this portfolio driven both by the more established tests, like MRSA and C. diff, in addition to growing contributions to newer tests including norovirus and Carba-R.

Focus on antibiotic resistance continue to gain momentum during the quarter, with the White House hosting a national summit on antibiotic stewardship in June. Preserving the effectiveness of antibiotics is an appropriate national and international priority. And Cepheid already offers many test in support of this goal including MRSA, C. diff and Carba-R by way of example.

It is certain that the antibiotic stewardship will be a growing priority for many Cepheid customers for the years ahead and something that we believe will help to ensure continued HAI market growth.

Our critical infectious disease family also enjoyed strong growth year over year. Driven by commercial MTB/RIF, flu and EV in that order. Xpert MTB/RIF is well known as a driver of our emerging markets business. But it’s perhaps well understood as a driver in our commercial markets. You might recall that the FDA cleared an expanded claim for Xpert TB/RIF back in February, allowing patient of suspected TB infection to be removed from costly respiratory isolation with just one negative Xpert result.

We were hopeful that this expanded claim would drive further adoption in the US market. And with quarterly revenue topping $1 million in the US for the first time, this looks to have been the case in the second quarter. Sequentially, and as expected based on seasonality, we saw a double-digit million dollar decline in flu revenue.

Moving to virology, we added HIV qualitative and HCV viral load to the CE-IVD menu during the quarter, building on the HIV viral load product launched earlier in the year. It’s early days, of course, and the portfolio’s contribution to revenue in the second order was modest. But we are seeing high levels of interest in addition to early uptake.

Xpert HCV viral load, for example, seems well-timed relative to public health campaigns driving HCV awareness and treatment programs in the Middle East. During the second quarter, we were successful in winning two high-volume HCV accounts in Pakistan and Egypt, despite competition from a more traditional batch-based provider.

Xpert HIV viral load is also being well received, including one early win in the second quarter in Israel. This was a competitive situation following an evaluation against bioMerieux, Hologic and Abbott. Our ease of use and quality of result ultimately drove the customer’s decision.

So while it’s early, we remain quite optimistic about the potential of the Xpert virology portfolio given our test performance and unique ability to decentralize these important tests. Looking at our results geographically, North America had a very strong quarter, growing 24%. Excluding non-clinical North American grew 20%.

Our sales force expansion program, which effectively doubled the number of sales reps in the US, is now complete. We expect productivity from these new hires to be ramping over the next six months or so and to be fully effective as we enter 2016. That said, we believe we are already seeing initial impact from our expanded sales organization with more targeted territories and focus on expansion of menu use in existing accounts.

Internationally, total revenue was up $56.2 million, or up 2% from last year, with growth in our commercial business more than offsetting an anticipated $6 million decline in our HBDC business related to last year’s one-time order for 774 GeneXpert 4 systems in China. Excluding HBDC, international clinical grew 35% to $31.8 million, driven by commercial TB, sexual health, in addition to a modest contribution, as I mentioned from virology.

Moving to HBDC, revenue of $24.2 million included a record $17.4 million in test sales and $6.8 million for 312 GeneXpert systems. We shipped close to 1.6 million Xpert MTB/RIF cartridges during the quarter, a record up about 30% from the same quarter a year ago.

In terms of systems, the 300 GeneXpert systems we had expected to ship to India during the quarter were once again the late, highlighting the inherent variability in the emerging markets business.

Overall, HBDC revenue was within our guidance range, although the mix between higher-margin systems and lower-margin tests was substantially different from our expectations, contributing to the lower than expected gross margin in the quarter.

As mentioned earlier, we now have a sizable install base of 4,160 GeneXpert systems in developing countries. These systems, as you know, have been placed primarily for TB testing and are transforming the management of the disease.

In fact net TB tests were just included in IC2030’s list of 30 high impact innovations to save lives. With Xpert MTB/RIF named as an example of a rapid test that allows rapid diagnosis and prompt treatment.

In and another example of the impact of our Xpert MTB test, a study funded by USAID and published on the Public Library of Science website in May, highlighted the importance of rapid diagnostics in emerging markets. This study, which enrolled more than 80,000 presumptive TB patients in India, is the largest outcome evaluation to date found that implementation of Xpert MTB/RIF led to a substantial increase in both TB case detection and case notification.

Importantly, compared to a baseline strategy of only testing patients considered at high risk for drug-resistant TB, use of our Xpert MTB/RIF increased rifampicin-resistant TB detection by over five fold. The Xpert MTB/RIF has clearly accelerated our entry into the emerging markets and we’re excited about the potential of our broader Xpert test menu, which in just the last few months has grown to include HIV, HCV and Ebola. Speaking of Ebola, we’ve just submitted a paper that reports some quite compelling data on the superior performance of Xpert Ebola relative to other available molecular tests and look forward to sharing that with you in due course.

While it’s still early days for our virology test in the HBDC market, we were pleased to be recently named by the global fund as one of seven diagnostic manufacturers to be awarded three-year pricing agreements intended to broaden accessibility to HIV viral load testing. With our growing menu of best-in-class tests and large install base of systems, Cepheid is increasingly recognized among the most important suppliers to these markets enabling universal access to critical diagnostic and monitoring tests.

Moving to our commercial clinical business. We continue to make excellent progress on our Xpert test menu expansion program, which we consider a critical enabler for our customers to unlock the full potential of the GeneXpert system. With a broad test menu spanning HAIs, sexual health, critical infectious disease, virology, oncology and genetics, Cepheid customers can consolidate testing on fewer platforms, thereby enabling a more streamlined and less complex operation with resulting lower operating costs.

We are saving the comprehensive update of our five-year Xpert test menu pipeline for next week’s analyst event. But I will note that there have been no major changes to the previously communicated timelines, namely Xpert HIV and Xpert HCV viral load, continue in the clinical trials phase here in the US and we continue to target US commercial release in the 2016, 2017 timeframe.

Xpert Trichomonas has been submitted to the FDA in line with our expectations and we are targeting commercial launch in the US before the end of the year. Xpert Flu/RSV CLIA-waived is also been submitted to FDA, again in line with our expectations and we are targeting commercial launch in the US before the end of the year.

It’s perhaps worth repeating that our expectations with regards to this product are modest for 2015 as the timing of our commercial release will likely be too late to accommodate lab validation protocols ahead of this year’s flu season.

Xpert Bladder Cancer is on track for commercial release outside of the US by the end of the year or early 2016. Carba-R is on track for commercial release in the US by the end of the year. And Xpert BCR-ABL is on track for commercial release ex-US by the end of that year and FDA submission here in the US is now targeted for the first half of 2016. Finally, our honeycomb project is also on track and we look forward to sharing an update at next week’s analyst event.

Before I hand the call over to Ilan, I’d like to take a minute to acknowledge a member of the Cepheid team who will be retiring in August: our Chief Regulatory Officer, Doctor Kerry Flom. In his 11 years at Cepheid, Kerry has been instrumental to Cepheid’s track record of successful clinical and regulatory submissions, including the introduction of our GeneXpert Systems, 17 Xpert tests in the US, and even more tests outside of the US. Kerry’s efforts have contributed substantially to Cepheid’s growth and leadership position in the market, for which we thank him and wish him a long and healthy retirement, although Kerry will continue to consult to the Company.

Doctor Scott Campbell who has been managing clinical trial activities under Kerry for the last five years has been promoted to head of our regulatory group. Prior to Cepheid, Scott managed clinical trial and commercial efforts at Nanosphere, Third Wave and Abbott Molecular/Vysis.

With that, I will hand the call over to Ilan for an overview of our financial performance in the second quarter. Ilan.

Ilan Daskal - Cepheid - Deputy CFO

Thank you, John, and good afternoon, everyone. Please note that I will be discussing non-GAAP results unless otherwise specified.

Total revenue of $132.5 million grew 14% from the second quarter of 2014. Commercial clinical revenue was $100.8 million, up 24% from the second quarter of last year and driven by strength in both system revenue, which was up 32% and reagent revenue up 23%. North America commercial clinical revenue grew 20% and international commercial clinical revenue grew 35%.

Total HBDC revenue was $24.2 million, down 20% as we expected from the unusually strong second quarter of 2014. While HBDC revenue was within the guidance range of the second quarter, the mix was not as expected. As John indicated, we did not receive the large system order that was slated for India during this quarter. However, HBDC reagents were stronger than expected. In fact a record $17.4 million, although this reagent strength negatively impacted a total gross margin performance since HBDC reagents have substantially lower growth margin than HBDC systems.

Non-GAAP gross margin of 49.2% was lower than we expected primarily due to mix within HBDC, in addition to more commercial Infinity System placements than originally forecasted. Excluding HBDC, commercial non-GAAP gross margin was 60%. For the business overall, non-GAAP operating expenses were $66.2 million, just slightly lower than we expected. Non-GAAP net loss for the second quarter was $4.5 million or $0.06 per share, which was within our guidance range with lower than expected gross margin offset by lower operating expenses.

GAAP net loss was $16.7 million or $0.23 per share. A reconciliation for our non-GAAP results to our GAAP results is available in today’s press release.

Moving on to the balance sheet. Cash, cash equivalents and investments were $379.6 million. DSOs were 53 days. Inventory increased about $1 million to $142.1 million.

Before I discuss our guidance, let me remind you of some of the key factors that we have taken into consideration. First, there is an underlying variability inherent in two distinct elements of our business namely commercial system placements, which tend to vary significantly from quarter to quarter, and the HBDC business where we have seen variability in both system placement and quarterly reagent revenues. The second quarter clearly highlighted the ongoing variability in HBDC.

Second, we are always cautious with respect to how much revenue we include in our guidance for any recently launched products in their initial quarters of availability. And finally, FX rates continue to negatively impact our international revenue. We do have a cash flow hedging program in place but, as communicated last quarter, a sizable portion of our 2015 international revenue was not hedged prior to the strengthening of the US dollar, especially for the second half of this year.

Moving on to our guidance, we expect total third-quarter revenue in the range of $125 million to $128 million. In terms of the more typical distribution of revenue throughout the year, this is a slightly lighter third quarter than we have seen in the past at about 23% of full-year revenue compared to 25% for the last two years.

Our analysis shows that the out performance in commercial clinical in the second quarter, which amounts to about $2 million at the meet point of our Q2 guidance was primarily associated with timing. Put differently, our second-quarter results included about $2 million of commercial clinical revenue that we were previously expecting in the third quarter.

And as always, timing could have unfavorable impact at the end of Q3 with some revenue potential slipping from the end of Q3 into Q4. For that reason, and to be cautious in the early weeks of the quarter, we are targeting third-quarter commercial clinical revenue between $99 million and $101 million.

We expect HBDC revenue between $20 million and $21 million and non-clinical revenue of approximately $6 million. We expect non-GAAP gross margin to improve to approximately 51% with relatively flat commercial gross margins in the lower mix of HBDC and operating expenses to be approximately $67 million, roughly flat with the second quarter. We are therefore targeting a non-GAAP loss per share of $0.06 to $0.08 and a GAAP loss per share of $0.28 to $0.30.

Given our full-year guidance you can see that we are expecting total fourth quarter revenue to be between $154 million and $160 million. Included in the total revenue we are expecting fourth-quarter commercial clinical revenue in the range of $123 million and $127 million, growth of 17% from the fourth quarter of 2014. This is about 25% sequential growth in our commercial clinical business from the third quarter of 2015, consistent with the strengths of what we typically see in the fourth-quarter.

Looking at 2015, we expect a strong sequential growth from Q3 to Q4 in the commercial clinical revenue to be driven by a strong finish to the year for our commercial clinical systems, a higher level of productivity in our newly expanded North American sales organization, a seasonal contribution associated with our flu products and a growing contribution from the 12 new products headed to the Xpert test menu since the beginning of 2014.

Putting all of these pieces together for the full year, we now expect 2015 revenue to range between $544 million to $553 million, growth of 16% to 80% from 2014. We expect commercial clinical revenue to range between $432 million and $438 million, growth of 21% to 23% over 2014.

We are also revising our full-year HBDC guidance, the delayed India order highlights once again the variability that is inherent in this business and we are adjusting our full-year HBDC revenue expectation to reflect reduced probability that the full India order comes in this year. With that in mind, we now expect HBDC revenue to be approximately $85 million to $88 million in 2015. Finally, we now expect non-clinical revenue of approximately $27 million in 2015.

We continue to expect non-GAAP gross margin of approximately 53% for the full year. While gross margin was lower than targeted in the second quarter, gross margin for the first half of 2015 was 52%. We, therefore, remain confident in our full-year goal given the revenue and mix assumptions that we had in our forecast for the rest of the year. We continue to target non-GAAP commercial gross margin of about 62% for 2015 and we remain confident in our ability to achieve the targeted non-GAAP gross margin in the high 60s for the commercial business in 2017 and I do plan to share a bridge to that objective in our analyst event next week.

We continue to expect full-year non-GAAP operating margin of approximately 5% and full-year non-GAAP net income between $0.25 and $0.29. GAAP net loss is now expected to be between $0.51 and $0.47 per share with higher stock compensation associated with our annual stock programs and higher stock price.

With that, I’ll turn the call back to John. John.

John Bishop - Cepheid - Chairman & CEO

Thanks, Ilan.

Cepheid continues to deliver some of the strongest revenue growth in the industry thanks to our GeneXpert System, which we believe is the most prevalent molecular diagnostic system in the world. In our unmatched menu of tests which spans HAIs, critical infectious disease, sexual health and virology.

For the full year 2015 we continue to target revenue growth of 21% to 23% in our commercial clinical business. At the midpoint, that’s growth of almost $80 million from 2014, driven by adoption of our broad menu of Xpert tests.

The most recent Emmes report based on a survey of 400 accounts in the US, once again shows strong gains for Cepheid across the board. In CT/NG, for example, Emmes reports that our account share has increased from 28% at the end of 2014 to 42%. For MRSA, our lead has extended to 90% of accounts from 86% last year, while C. diff we increased our share to 67% of molecular testing volume from 63% last year. Finally, for molecular flu, Emmes reports a big increase for Cepheid to 84% of accounts and test volume.

To be fair, this data reflects just the first 400 accounts polled, but it should be clear that Cepheid continues to extend its lead. At Cepheid we pride ourselves on delivering the most innovative, relevant and exciting molecular products available on the market. In that regard, our analyst event next Monday we look forward to having a more in-depth discussion on the initiatives and products we believe will drive Cepheid’s growth for many years to come.

With that, I’ll open the call up to Q&A. Operator, you can began Q&A.

Operator

(Operator Instructions)

Bill Bonello, Craig-Hallum.

Bill Bonello - Craig-Hallum Capital Group - Analyst

Good afternoon. My question gets to leverage of the install base and the record international placements. I’m just wondering what type of visibility you have into the expected menu utilization for those systems that you’ve been placing. Trying to get a sense of the extent to which the recent menu expansion has driven the acceleration and placements, as well as how we should think about utilization on the systems going forward.

John Bishop - Cepheid - Chairman & CEO

So the question there, Bill, internationally we’re really seeing an impact there with, as we said, with record system placements. That’s resulting from the menu, particularly now as we’ve moved fully into sexual health.

As we said, we’re in early days on the virology products. But historically, as we spoken in the past, the HAI markets are highly variable in Europe and mostly in northern Europe, not so much in southern Europe. So this is where our menu expansion has had a very positive impact.

Relative to utilization, we’re also seeing impact with the systems where the systems are starting to be larger systems. We’ve spoken on some prior calls, and we continue to see that with increased utilization of GX 16s and Infinity’s going into that market.

Now, importantly in the US market, as we’ve just noted in our prepared remarks, we’re seeing very solid growth in North America. And I’m expecting that to continue. And one of the big objectives with the sales force expansion is to give our salespeople time to spend with the accounts and focus on increased menu utilization within existing accounts, while at the same time we expand our base ever more. Particularly as we purchased the small hospital segment back from LABSCO. So we’re fully positioned now to take advantage of that market.

What I would say right now is that even with all of our growth, and the growth percentages as you are seeing are quite impressive, we have a lot of runway because we are still early days for a lot of the new products. But you’re starting to see projectory with some of the products previously released, such as the data that I just read to you from the Emmes report on CT/NG.

Operator

Thank you.

Derik de Bruin, Bank of America, Merrill Lynch.

Derik de Bruin - BofA Merrill Lynch - Analyst

Hello. Good afternoon, everyone. I have a question on the commercial or basically the reagent growth in general. It looks like 23% for commercial clinical; 32% in HBDC for reagents. I’m just curious on your confidence on levels of sustainability on those numbers. And do you expect — the data certainly wouldn’t suggest it when you look at it. But I’m just wondering is there is a possibility of MRSA and some of these other ones sort of slowing before the new one come up and looking at the sustainability of those.

And is the record in HBDC due because the China systems are coming online and they are finally pulling reagents through?

John Bishop - Cepheid - Chairman & CEO

Okay. On the HAI questions, the MRSA continued, as we called out, to grow in single digits. We see that continuing, particularly a couple of the initiatives there. The White House initiative on antibiotic stewardship is, again, refocusing on prevention. That’s going to put focus back on surveillance, in addition to all of the new initiatives we’ve been talking about for our years relative to penalties on infection rates, as well as rewards.

Those are starting to kick in. Expect to see continued growth there relative to the MRSA. And as we saw with the C. diff, double-digit growth. There’s still a bit of room left on converting the immunoassay base products in the marketplace out there. And then, as you’ve seen at some levels, Derik, there’s some increase in community-acquired C. diff in addition to what we see in the hospital setting.

Now, with regard to China, interestingly enough, all of the growth that we’re having, all of those systems placed in China last year, are still not driving any test utilization growth because the government there still hasn’t fully come online with what their program is. The point there is for all of those systems, that is all future growth yet to be realized on where we are.

So going back to your first question, as you look at sustainability, actually we’re looking very good there. Because all the growth that we have had has been with the prior menu. The growth that we’re realizing now is still primarily on that prior menu but with some of the new tests, such as what I’m calling out on the CT/NG. And, by the way, the really good performance is we’ve taken market share on the flu.

But for a number of all of these other products that we’ve relatively recently introduced, all of that growth is yet to be realized. In addition to that, the key growth for a number of these emerging markets is yet to be realized. I mean, we’re still in the very beginning. As you look at China, starting to get a little bit of traction there but very, very early days. India is exactly the same. Brazil, we’re now squared away and moving directly there but still very, very early days.

So your key question, sustainability is very clear that for all of our growth, we still have a lot of runway in front of us here.

Operator

Jeff Elliott, Robert W. Baird.

Jeff Elliott - Robert W. Baird & Company, Inc. - Analyst

John, the first question is on the CLIA-waived flu product, Flu/RSV. I know it’s not on the market yet. But can you talk about your efforts to really see the ground there? And how should we expect that to unfold? I understand the timing this year may make it little difficult. But into next year, how should we think about how that product launch unfolds in terms of who you’re going to target? Who are will be some of the early adopters there?

John Bishop - Cepheid - Chairman & CEO

Well, as you would expect, no surprise there. You’re going to have a number of targets there in urgent care centers and your first-line clinicians.

Relative to the details, I’d like to save a lot of that for our Analyst Day for next week. I think you’re going to find our discussions there very interesting as we talk about, specifically, our go-to-market strategies for the point-of-care market. And of course, the Flu/RSV figures quite prominently in that regard. I think overall, we’re going to be very well-positioned with what we see on the data with our product in the marketplace there. So I’d like to save the rest of that discussion for our Monday evening event.

Operator

(Operator Instructions)

Dan Arias, Citigroup (sic).

Dan Arias - Citibank - Analyst

Thanks.

John or Ilan, on the outlook, you mentioned that you expect to turn on a strong finish to the year on the clinical system side. How much of that confidence pertains to the commercial business? And maybe where, specifically, is that coming from if there is any?

John Bishop - Cepheid - Chairman & CEO

Well, as you would expect, the bulk of that really comes from the commercial business. We work on, with our people routinely, looking at our forward funnel, what that funnel looks like. So as we build our guidance, that’s looking at the funnel and saying what is coming through the funnel.

One of the things that you’re probably noting as we look at the North American systems is that they are tending to move toward larger systems, which are very good. Notice also in the comments on the call, we had a number of accounts that have picked up additional systems within the account, as well as expansion of modules within existing accounts. All of those are key drivers.

Internationally, momentum really looks good. We had early comments there relative to the virology products. And I’m quite encouraged by what we’re seeing, both on the HIV and on the HCV side.

Operator

Bill Quirk, Piper Jaffray.

Bill Quirk - Piper Jaffray & Company - Analyst

Great. Thanks. Good afternoon, everybody.

A two-part question here. First off, shouldn’t the India HBDC order, at least part of it anyway, more than offset the $2 million that shifted from 3Q into the second quarter?

And then also, just thinking about the bigger shift in revenue guidance kind of away from HBDC and into the non-clinical side, shouldn’t that actually help out with gross margin? I guess the question is why did you keep gross margin guidance the same? Thanks.

John Bishop - Cepheid - Chairman & CEO

So I’m going to do two things here. I’m going to let Ilan and Dan address the gross margin question, per se. Although I may comment after the fact.

Relative, Bill, to your question on India, the fact of the matter is we have taken a very conservative view. And right now, in our third quarter guidance, we have nothing in there for the India order coming through in Q3. We’ve already been down the road on this thing and seen variability. We expect to get some of the order by the end of the year. But right now, there’s nothing in for Q3.

Dan Madden - Cepheid - Corporate Controller

Just to comment on the gross margin question, we are still targeting 53% for the year, as we have been from the beginning of the year. We are at 52% at the halfway point and feel very confident we are on track there.

We are forecasting a little bit less HBDC than we started out at the beginning of the year. But keep in mind that we’ve had a pretty big mix shift in HBDC that really showed through this quarter. So we sold much more tests than we did systems, and that was not anticipated. And we are not counting in our guidance on the full value of that original India plan in our HBDC guidance.

Operator

Brian Weinstein, William Blair.

Brian Weinstein - William Blair & Company - Analyst

Thanks for taking my question. I would like to just dig in a little bit on pricing right now. You have a significant number of assays that are on the market.

John, can you kind of update us on that whole pricing matrix that you had talked about a lot over the last 18 to 24 months? How does that pricing matrix now fit with all of these additional products coming? And can you talk about any pricing dynamics that you’re seeing within any of the individual categories where things may be changing a bit? Thanks.

John Bishop - Cepheid - Chairman & CEO

Okay. As we introduced a couple of years ago, the pricing matrix, that actually has been very effective; it has worked very well relative to impact on ASP’s. The markets gotten used to where we are; and we are seeing, frankly, good stability on the ASP’s. When we introduced it in the early days, that’s where we saw some drops in the ASP’s.

Things are pretty well leveled out at this point in time. So going forward, all of that looks very good. The matrix works well for its intended purpose, as you look at volume and you’re looking at breadth of menu utilization. That’s contributing very nicely on a go-forward basis.

What was the other part? (multiple speakers)

Any big changes relative to the portfolio? Well, as you would expect an impact when we launched the products on the portfolio, some of our prices were different. As you look at the sexual health portfolio, that tends to be more aggressive pricing tactics in the market, given that we’re going into an entrenched competitive marketplace there as to where we are.

Pricing is holding up really very well in the HAI part of the business. Pricing is also holding up very well in the critical infectious disease part of the business. The sexual health, actually we’re doing well on the pricing. But it is a lower, and we anticipated that going into the market. So there’s been no big surprises in that regard.

Now, interestingly in the virology part of the market, the competition is heating up. People are trying to cover with bids on where they are. And with some of the examples that I cited in the prepared remarks, Brian, we actually took some of that business at higher price points versus the competition. And all of this comes back to the fact that the system can be used and two comments we’ve heard broadly disseminated.

One of the other comments that I indicated previously, which we’ve also continued to hear, is that you can run the system 24/7 and on the weekends there.

Operator

Tycho Peterson, JPMorgan.

Tycho Peterson - JPMorgan - Analyst

Okay. Thanks.

Just a question on visibility, going back to the prior questions. Was the $2 million that you pulled forward — was that tied to the reference lab wrapping up with GBS volumes? And can you maybe just talk a little bit about your visibility with the reference labs in terms of additional system placements and menu expansion?

John Bishop - Cepheid - Chairman & CEO

Our program with the reference labs continues to do just fine. I think it’s going to be with the menu coming on, particularly as we get to the virology menus — although they are also a little bit later — I think there’s a lot of opportunity there, and everything is working well with the reference labs.

The $2 million that we’re talking about — and that’s one of the challenge always as you look at quarter to quarter and why I, frankly, always really look at more the year — is that what happens, as you know well, sometimes you think you have orders that are going to happen at a certain period. And it just happens that they happen a little bit earlier or, as we’re talking about in the case of India, happening a little bit later.

But in general, the answer to your question, reference labs are doing just fine. The dollars did not come from reference lab, quote, pull forward. It’s just strictly a timing of dollars coming through there. And our momentum continues to do just fine in that marketplace.

Operator

Mark Massaro, Canaccord Genuity.

Mark Massaro - Canaccord Genuity - Analyst

Hello. Thanks for the question.

John, I think recently you’ve stated that roughly 1/3 or 35% of accounts use, I believe, four or more tests on your test menu. Can you maybe just talk about the cadence of how you see the new sales force ramping your utilization such that you can increase that 35% number over the next year or two?

John Bishop - Cepheid - Chairman & CEO

Yes, I think the big impact, Mark, there is really going to be realized in 2016. As we’ve indicated, we just finished the completion of the expansion. Our expected lag, as we’ve discussed before, is about six months.

I expect, and the other item that we should talk about and some of you asked the question before on the call. There’s lag, and then there’s basically a little bit of disruption with the territories. Because we have people that have been moving into new territories, et cetera, et cetera. I would say all of that should get squared away, and we’ll be really coming in with productivity improving in the fourth quarter.

Things clearly settled down. And we should really start to realize more cadence, specific to your question, in the 2016 timeframe as we look to take full advantage of the menu opportunity.

I would also say the timing is very good because as we look at that, and as I called out with the new guidelines on trichomonas, I think that’s going to be helpful as we go into the 2016. And very much with the Carba-R product there, with the focus on the HAI initiatives. I think that’s going to be helpful as well.

One of the other items that I’ll take advantage of this question to give a perspective on is something that nobody — we really haven’t talked about it — realized before. And that is, as you look at what’s going on with HAIs and a lot of this activity here in particular, there’s a lot of work with pharma companies developing new products.

I do know that some of our competitors talk a lot about, quote, companion diagnostics and working with pharma relationships. And in that regard, we’re seeing a lot of activity there as well. We, in fact, have seven active pharma programs, with more in the works right now, in the infectious disease area. So I think all of these things are going to come online and are coming online and should really help to your cadence question in 2016.

Operator

Dan Leonard, Leerink.

Dan Leonard - Leerink Partners - Analyst

Thank you.

I could use of more help on the HBDC guide. I understand the volatility of the India instrument order, but you had a big quarter even without that order. Consumables were really strong, and that’s historically been a less volatile line item. Are you assuming that rolls over in Q3 and Q4? Or just anything else going on besides India that you could offer up for the guide down?

John Bishop - Cepheid - Chairman & CEO

Yes, sure. The biggest single thing on the guide down is, in fact, the India order. Because of the visibility or frankly somewhat — well, actually, in some regard, I would say visibility there because we have visibility on volatility going into that market. So as you’ve called out, no, test utilization continues to grow. But the India order, I mean, that’s 300 systems that we’re talking about. So that really contributes the volatility that one is getting at.

As you look at general growth in the program with HBDC, that continues. We have a number of orders that are expecting coming in from various other countries around the world. But they’re not of the magnitude of what one is dealing with as you look at India by way of example there. Very much, it’s just India and really with the system.

Now, when you come into test, there’s still volatility there though because as I called out, China is not doing much of anything yet. So, who knows? Right now — and I’m not saying, by the way, that they will this year. But once they get going, that’s going to add more. And as you look at Indio, by way of example, there was just an article just out recently, which I cited, about the positive impact on testing in India. So if they wake up and get going, then there’s a bigger impact on test utilization.

The point is — and I know it’s a long answer to your question — but the point is that the testing has settled out a bit. But frankly, there’s still volatility there because of the substantial opportunity that we see and the rate of adoption with these government ministries and putting their programs in place. And then the systems are, of course, even more volatile relative to the specific order.

In general though, the HBDC business continues to grow very well. And I think that — and again, we’ll talk a little bit about that on the Analyst Day — but as we called out, we released and announced in September, our new TB Ultra product that we’re looking to release in the first half of 2016. And that is going to, I think, really positively step up yet again because of the substantial increase in a single sputum smear-negative, culture-positive sensitivity capability there.

Operator

Isaac Ro, Goldman Sachs.

Isaac Ro - Goldman Sachs - Analyst

Good afternoon. Thanks.

I had a question on the expense side for the back half of the year. I was wondering how we should think about the costs associated with the sales force expansion. And whether that was already baked into the Q2 run rate, or whether that will that will sort of tick up incrementally in the back half? Thank you.

Ilan Daskal - Cepheid - Deputy CFO

Generally, I think it was baked already in the forecast. For the second half, the hiring of the sales force is complete. And it’s all baked into the forecast that we guided.

John Bishop - Cepheid - Chairman & CEO

Clearly, having those folks on board, expenses are going to pick up. But those are all, as Ilan has indicated, those are all expected. There’s nothing there so far as any outside surprises. There’s no surprise. It’s all tracking as we expect.

Operator

Zarak Khurshid, Wedbush Securities

Zarak Khurshid - Wedbush Securities - Analyst

Good afternoon. Thanks for taking the question.

John, can you give us a flavor for what the typical US CT/NG customer looks like today, and if there are any gaps in terms of the kinds of hospitals that are using the product? And then as we think about CT/NG, the whole franchise, where do you think that business can get size wise versus your other large products? Thanks.

John Bishop - Cepheid - Chairman & CEO

Okay. Zarak, to answer the last part of your question first, I think size wise it can get to be quite substantial. I mean, if you’re looking at the total market, I think as we’re looking at right now, I think we’re going to be a significant player in that market.

Let me quote you some data that comes off the Emmes data that we just got. Remember, I said what they do is they survey accounts; and the number of counts goes up during the year. But this is their latest at 400, which is not insignificant accounts.

Our account volume — so we finished 2014 with account volume, of those accounts reporting of their 1,000, at 28% of the accounts utilizing our product. Currently, in the latest report of those 400, 42% of those accounts are utilizing our products. Our volume previously was 7%. That volume has now jumped to 13%.

So the indication there, and what we’re seeing, is we picked up. And obviously a lot of the send-outs, a lot of the lower-volume accounts, we’re starting to move into some more medium-range accounts. Relative to opportunity, we have a lot of opportunity in front of us there now to start going after and pick up some of the higher-volume accounts that are out there.

And it’s going to be, I think, a good opportunity for us in that regard, particularly as we continue to demonstrate the ability of the Infinity System on a go-forward basis. I think it’s clearly going to be a sizable product life for us overall in the sexual health. And I think the trichomonas product coming up, with both the female and male year-end claims, are going to be helpful. And we’re going to get some more help from the new CDC guidelines as well.

Operator

That concludes the question and answer portion of the conference. I’d like to turn the call back over to Jacquie Ross for closing remarks.

Jacquie Ross - Cepheid - VP of IR

Thank you.

Today’s webcast will be available for replay on our Company’s website shortly and will remain available for at least 90 days. If you have questions following today’s call, please contact Cepheid Investor Relations at 408-400-8329.

As a reminder, Cepheid will be hosting an analyst event starting at 4:30 p.m. Eastern time on Monday, July 27, 2015. If you plan to attend the event in person in Atlanta, Georgia, please do RSVP immediately. For those unable to make the trip, the event is being webcast alive and will be accessible from our website.

Thank you for your interest in Cepheid and have a great afternoon.

Operator

Ladies and gentleman, this does conclude today’s presentation. You may now disconnect and have a wonderful day.